EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") dated as of the 7th day of July, 2014 is by and between CRYOLIFE, INC., a Florida corporation ("CryoLife" or “Company”) and JAMES PATRICK MACKIN (the "Employee"), and shall be effective on the 2nd day of September, 2014 (the "Effective Date").

WITNESSETH:

WHEREAS, the Board of Directors (the "Board") of CryoLife, upon recommendation of the Board's Compensation Committee (the "Compensation Committee"), has approved this Agreement; and

WHEREAS, the Company and Employee have completed all pre-employment testing and screening required of Employee; and

WHEREAS, Employee has determined that it is in the best interests of Employee to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1.	EMPLOYMENT.

(a) Position. CryoLife hereby employs Employee in the capacity of President and Chief Executive Officer, and Employee hereby accepts such employment and agrees to serve on the Board, when appointed or elected.

(b) Employment Period. Employee hereby agrees to remain in the employ of CryoLife as President and Chief Executive Officer, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending at midnight on the third (3rd) anniversary of the Effective Date; provided that, subject to earlier termination pursuant to the terms of this Agreement, beginning on the second anniversary of the Effective Date, the term of the employment period shall, on a daily basis, be automatically extended by one day (the “Employment Period”).  CryoLife agrees to continue Employee in its employ as President and Chief Executive Officer during the Employment Period, subject to termination of such employment pursuant to the terms of this Agreement.

2.	EMPLOYMENT DUTIES.

(a) Duties.  Employee shall have such duties as are customarily performed and exercised by the President and Chief Executive Officer of a public company with subsidiary operations, subject to the supervision of the Board, together with such additional duties as are reasonably assigned by the Board. During the Employment Period, (i) Employee's services shall be performed, subject to reasonable business travel, at CryoLife’s headquarters location in Kennesaw, Georgia, (ii) Employee shall make his primary personal residence within metropolitan Atlanta and (iii) subject to applicable law and regulation, including the Board's compliance with its fiduciary duties, Employee shall, within a reasonable period of time, be appointed to serve on or nominated for election to the Board. Employee acknowledges and agrees to comply with CryoLife’s policies including its Code of Business Conduct and Ethics, securities trading policy, stock ownership guidelines, business and spousal travel policies, and Employee Handbook.

(b) Time and Attention.  During the Employment Period, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote Employee’s entire working time, energy, and skill to the business and affairs of CryoLife and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, however, that these obligations shall not prohibit Employee from (i) delivering lectures or fulfilling speaking engagements, (ii) as approved by the board, serving on civic or charitable board or committees and up to two (2) corporate boards or committees or (iii) managing personal investments, so long as such activities do not materially interfere with the performance of Employee's responsibilities to CryoLife, its subsidiaries and affiliates, or violate CryoLife's conflict of interest policies. During the Employment Period, Employee shall (i) disclose to CryoLife any business opportunity that comes to Employee’s attention and that relates to the business of CryoLife or otherwise arises as a result of the Employee’s employment and (ii) not take advantage of or otherwise divert such opportunity for Employee’s own benefit or that of any other person or entity without prior written consent of CryoLife.

(c) Avoidance of Conflicting Obligations.  Employee hereby acknowledges, agrees and represents that Employee’s execution of this Agreement and performance of employment-related obligations and duties for CryoLife will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Employee may be a party or otherwise be bound.  Moreover, Employee hereby agrees that Employee will not use in the performance of his or her employment-related obligations and duties for CryoLife or otherwise disclose to CryoLife any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent such use or disclosure may cause a breach or violation of any obligation or duty owed by Employee to such employer, person, or entity under any agreement or applicable law.

(d) Other Activities.  During the Employment Period, other than as set forth in paragraph (b) of this Section 2, Employee will not, without the prior written consent of CryoLife, directly or indirectly other than in the performance of his duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise.

3.	COMPENSATION.

(a) Compensation.  For all services which Employee renders to CryoLife or any of its subsidiaries or affiliates during the term hereof, CryoLife agrees to pay Employee the salary, cash incentive and equity compensation as set by the Compensation Committee, subject to the following:

(i) Base Salary.  Employee's initial annual base salary for the year ending December 31, 2014 shall be at an annual rate of $600,000, pro rated for the number of days Employee is employed during the 2014 calendar year (the “Base Salary”). Employee's Base Salary shall be reviewed annually by the Compensation Committee, beginning with the year ending December 31, 2015, and the Base Salary for each such year shall be determined by the Compensation Committee, which may authorize an increase in Employee's Base Salary for such year. In no event may Employee's Base Salary be reduced below its then-current level at any time during the Employment Period other than with Employee’s consent or pursuant to a general wage reduction in respect of substantially all of CryoLife's executive officers, in which event Employee's Base Salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of other executive officers are reduced. Employee’s Base Salary shall be paid in accordance with CryoLife’s normal periodic payroll practices.

(ii) Cash Bonus. The Employee will be eligible for an annual cash bonus 2 with a target bonus amount equal to 60% of Base Salary (pro rated for calendar year 2014 based on period of service) to be paid in a single lump sum as part of CryoLife’s executive incentive program in February following the year in which earned (the “Cash Bonus”). The target bonus is subject to achievement of annual bonus metrics set by the Compensation Committee from year to year and represents a bonus target percentage which may be earned subject to continued employment through the end of the bonus period and achievement of corporate/Board objectives set by the Compensation Committee. The current threshold and maximum benchmarks under the plan are 41% and 79%. Upon the certification of CryoLife's Chief Financial Officer that payment of cash bonuses would materially negatively impact CryoLife's cash position, liquidity or operations, all or a portion of Employee's bonus may, with concurrence of the Compensation Committee, be paid in Company stock, but only to the extent that all bonuses to executive officers are similarly paid. Employee's target bonus percentage shall be reviewed annually by the Compensation Committee, beginning with the year ending December 31, 2015, and the target bonus percentage for each such year shall be determined by the Compensation Committee, which may authorize an increase in Employee's target bonus percentage for such year. In no event may Employee's target bonus percentage be reduced below its then-current level at any time during the Employment Period other than with the Employee’s consent or pursuant to a general target bonus percentage reduction in respect of substantially all of CryoLife's executive officers, in which event Employee's target bonus percentage may only be reduced to the same extent and up to the same percentage amount as the target bonus percentage of other executive officers are reduced.

(iii) Signing Bonus. Employee shall receive a signing bonus of $200,000 payable in a single lump sum in cash following commencement of employment but subject to pro rata repayment (based on the number of calendar days the Employee is employed) by Employee if employment ceases prior to the first anniversary of the Effective Date for reason other than death, Permanent Disability (as defined below) or termination of Employee's employment by the Company without Cause or by the Employee with Good Reason. The signing bonus shall be paid within two (2) days of the Effective Date.

(iv) Signing Options. Employee will receive a stock option grant under CryoLife’s stock incentive plan for 400,000 shares of CryoLife common stock. The exercise price for the options will be equal to fair market value on the grant date and the option shall have an option term of seven (7) years (subject to earlier termination in the event of termination of employment). The right to exercise the options will vest annually in one-third (1/3rd) increments commencing with the first anniversary of the Effective Date provided employment continues through each vesting date. To the extent the number of options first vesting in any given year exceeds $100,000 in value (determined by multiplying number of options at their exercise price), such options shall be deemed to be non-qualified stock options. All other options shall be issued as qualified stock options. The option shall be subject to the terms of the stock incentive plan, form qualified or nonqualified stock option agreement previously approved by the Compensation Committee, and any other terms and conditions as may be established by the Compensation Committee or as set forth in this Agreement. The signing options shall be issued within two (2) days after the Effective Date with an exercise price equal to the closing price of the Company’s common stock on the day of option grant.

(v) Signing Stock Grant. Employee will receive a performance stock grant under CryoLife’s stock incentive plan for 250,000 shares of CryoLife common stock on or as soon as practicable following the Effective Date. The performance stock will cliff vest on the third (3rd) anniversary of Effective Date provided employment of the Employee continues through such date and CryoLife achieves at least $20 million in adjusted EBITDA (as computed in the manner CryoLife measures adjusted EBITDA for its plan-based awards under its executive incentive plan) ("Adjusted EBIDTA") over any four consecutive calendar quarters during the Employment Period, as determined by the Compensation Committee; provided, however, that should Employee's employment (A) terminate by reason of (1) death, (2) Permanent Disability or (3) termination by the Company without Cause prior to the third anniversary of the Effective Date and (B) prior to such termination CryoLife has achieved at least $20 million in Adjusted EBITDA over any four consecutive calendar quarters during the Employment Period then the cliff vesting of the foregoing performance stock grant shall accelerate and instead vest on the same schedule as the Signing Options in subparagraph (iv).  The award shall be subject to the terms of the stock incentive plan and form performance stock award agreement previously approved by the Compensation Committee and any other terms and conditions as may be established by the Compensation Committee or as set forth in this Agreement. The signing stock grant shall be issued within two (2) days of the Effective Date.

(vi) Future Stock Plan Participation.  Commencing with the calendar year beginning January 1, 2015, Employee shall be entitled to participate in annual long-term incentive opportunities as determined by the Compensation Committee consistent with those provided to similarly situated CryoLife executive officers and in accordance with CryoLife’s plans and applicable award agreements. Benefits currently include participation in CryoLife’s stock incentive plan-based awards with other CryoLife executives for performance stock units, stock options and restricted stock subject to continued employment and achievement of corporate/Board objectives set by the Compensation Committee. Current plan-based award grant amounts in 2014 are 41,677 performance stock units, 41,677 stock options and 41,677 restricted stock awards. Future amounts are subject to Compensation Committee discretion.   All awards shall be subject to the terms of the stock incentive plan award agreement approved by the Compensation Committee and any other terms and conditions as may be established by the Compensation Committee or as set forth in this Agreement.

(b) Expenses.  CryoLife shall pay all reasonable expenses incurred by Employee that are directly related to performance of his responsibilities and duties for CryoLife hereunder. Employee shall submit to CryoLife statements that justify in reasonable detail all reasonable expenses so incurred. Subject to such audits as CryoLife may deem necessary, CryoLife shall reimburse Employee the full amount of any such expenses advanced by Employee. Reimbursable expenses shall also include a monthly car allowance not to exceed $1,500 per month and dues and business related expenses for up to two social or business clubs. Employee shall also be promptly reimbursed up to a maximum of $30,000 for any and all expenses (including legal fees) incurred by him in connection with the negotiation, documentation and implementation of this Agreement. Employee shall also be reimbursed for reasonable relocation expenses, including temporary housing allowance, in accordance with Company policy for senior executives. If there is any waiting period for participation by Employee or his covered dependents in any of the health, dental or vision benefit plans, CryoLife will pay the excess of Employee’s COBRA premiums incurred during such waiting period over the amount he otherwise would pay under CryoLife plans. All expenses eligible for reimbursements in connection with the Employee’s employment must be incurred by the Employee during the term of employment and must be in accordance with CryoLife’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.  No right to reimbursement is subject to liquidation or exchange for other benefits.

(c) Benefits.  Employee shall participate in the standard CryoLife group health plans, CryoLife life insurance program, disability plans and contributory 401K plan, as well as in all other standard employee benefit plans, including voluntary life insurance and disability plans, and shall receive one month (20 working days) paid vacation annually; provided, however, that vacations not taken during any calendar year shall not be carried over to a subsequent year. To the extent CryoLife makes directors’ and officers’ liability insurance available to the directors, it will also make it available to Employee on the same terms as other directors.  Upon employment termination, Employee shall be paid at a rate per day equal to Employee's Base Salary then in effect divided by 260 for all current and previously accumulated vacation days not taken during the calendar year of termination, with such payment to be made within thirty (30) days following termination of employment. Such amount shall be deemed a payment obligation accruing through the Date of Termination for purposes of Section 5.

4.	EARLY TERMINATION.
(a) Cause. CryoLife may terminate Employee's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:
(i) An intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of the Employment Period;
(ii) Intentional damage by the Employee to CryoLife’s assets;
(iii) Intentional disclosure by the Employee of CryoLife’s confidential information contrary to CryoLife policies;
(iv) Material breach of the Employee’s obligations under this Agreement;
(v) Intentional engagement by the Employee in any activity which would constitute a breach of the Employee’s duty of loyalty or the Employee’s assigned duties;
(vi) Intentional breach by the Employee of any of CryoLife’s policies and procedures;
(vii) The willful and continued failure by the Employee to perform the Employee’s assigned duties (other than as a result of incapacity due to physical or mental illness);

(viii) Employee is or has been prevented from performing any duties contemplated by this Agreement relating to the product and service lines currently commercialized by CryoLife by reason of any agreement with any prior employer to which Employee is a party or by which Employee is bound; or

(ix) Willful conduct by the Employee that is demonstrably and materially injurious to CryoLife, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered "willful" unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee's action or omission was in the best interests of CryoLife. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for CryoLife shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of CryoLife.

(b) Good Reason. Employee may terminate Employee’s employment during the Employment Period for Good Reason.

(i) For purposes of this Agreement, "Good Reason" shall mean the assignment to Employee, without Employee’s consent, of any duties materially inconsistent with Employee's position (including changes in status, offices, or titles and any change in the Employee’s reporting requirements that would cause Employee to report to another officer), authority, duties or responsibilities as contemplated by Section 2(a), the Company requiring Employee to be based, without Employee’s consent, anywhere other than within twenty-five (25) miles of CryoLife’s headquarters at the Effective Date (other than to an office or location closer to Employee's home), or any other action by CryoLife which results in a material diminution in such position, authority, duties, responsibilities or aggregate Base Salary and Cash Bonus (each an “Event” for purposes of this paragraph). Good Reason shall not include (i) a removal of the Employee’s title of President in order to make it available to another individual if such removal is agreed upon by both the Employee and the Board or (ii) failure of Employee to be nominated (if the Board in the exercise of its fiduciary duties decides it should not nominate), elected or re-elected to the Board.

(ii) Employee must notify CryoLife in writing of any event that constitutes Good Reason within ninety (90) days following Employee’s initial knowledge of the existence of such Event (or, if earlier, within ninety (90) days following the date upon which Employee should reasonably have been expected to have knowledge of such Event) or such Event shall not constitute Good Reason under this Agreement. Employee must provide at least thirty (30) days prior written notification of his intention to terminate his employment for Good Reason and CryoLife shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by CryoLife, such event shall no longer constitute Good Reason.

(c) Notice of Termination.  Any termination by either party for any reason, including any termination by CryoLife for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(c). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) specifies the termination date (which date shall not be less than nor more than thirty (30) days after the giving of such notice; provided, however, that if Employee is terminating for Good Reason such date shall be not less than thirty (30) days nor more than forty-five (45) days after giving such notice. The inadvertent failure by Employee or CryoLife to set forth in the Notice of Termination a particular fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or CryoLife, respectively, hereunder or preclude Employee or CryoLife, respectively, from asserting such fact or circumstance in enforcing Employee's or CryoLife's rights hereunder.

(d) Date of Termination.  "Date of Termination" means the date that is thirty (30) days following the receipt of the Notice of Termination, or any later date specified therein, as the case may be. CryoLife and the Employee shall take all steps necessary (including with regard to any post-termination services by the Employee) to ensure that any Termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and notwithstanding anything contained herein to the contrary, the date on which the separation from service takes place shall be the “Date of Termination.” Notwithstanding the foregoing, (i) the Date of Termination may be accelerated by the party who receives Notice of Termination by providing to the other party written notice of acceleration, including the accelerated Date of Termination, within thirty (30) days of receipt of the Notice of Termination and (ii) CryoLife may, after delivery or receipt of a Notice of Termination, remove Employee's authority to act for the Company and require Employee to resign his director and officer positions and to relinquish CryoLife property and vacate CryoLife premises prior to the Date of Termination; provided, that for purposes of all compensation and benefits payable under this Agreement and for all Company benefit plans, including the stock incentive plan, the Employee's "separation from service" date will be the Termination Date.

5.	OBLIGATIONS OF CRYOLIFE UPON TERMINATION.

(a) Cause; Without Good Reason. If Employee's employment shall be terminated by CryoLife for Cause or by the Employee without Good Reason, this Agreement shall terminate without further obligation to Employee other than Base Salary and accrued unused vacation through the Date of Termination paid on CryoLife’s normal payroll payment date.

(b) Disability or Death. If the Employment Period shall be terminated due to the death or Permanent Disability of the Employee, the Employee (or his estate or legal representative) shall be entitled solely to the following: (i) Base Salary and accrued unused vacation through the Date of Termination (paid on CryoLife’s normal payroll payment date), (ii) payment of the annual cash bonus (as described in Section 3(a)(ii)) of this Agreement for the performance period in which the Employee's Date of Termination occurs, based on actual performance for the entire performance period, and payable at the same time as it is payable for other participants in the annual bonus plan, provided that is shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination, and (iii) continued participation, at CryoLife’s expense, in CryoLife’s group health plans for the Executive and his covered dependents for up to eighteen (18) months. As used herein “Permanent Disability” shall mean and include Employee’s incapacity due to physical or mental illness or disability to timely perform his duties under this Agreement, as reasonably determined by the Board, for a period of six (6) or more months. Permanent Disability also includes Employee becoming permanently disabled within the meaning of any long-term disability plan of CryoLife applicable to the Employee, and the Employee commences to receive benefits under such plan. Termination of the Employment Period under this Section 5(b) shall not constitute a termination by CryoLife other than for Cause or by Employee for Good Reason.

(c) Other Than for Cause; Good Reason.  Except as otherwise provided in Section 6(a), if (i) CryoLife shall terminate Employee's employment other than for Cause or (ii) Employee shall terminate employment for Good Reason, then this Agreement shall terminate without further obligation to Employee other than CryoLife’s obligation to pay to Employee (or, in the case of his death, to his estate or legal representatives) the Severance Payment together with any sums due to Employee through the Date of Termination. Such payments shall be subject to CryoLife’s normal payroll and withholding requirements.

(d) Severance Payment.  The "Severance Payment" shall be one and one/half (1.5) times the aggregate of Employee's annual Base Salary and Cash Bonus compensation for the year in which the termination of employment occurs. If the termination of employment occurs before the awarding of bonuses for the year in question, the Cash Bonus compensation component of the Severance Payment shall be computed based on the immediately preceding year's bonus. The Cash Bonus compensation shall not include the value of any non-cash bonuses, such as options or restricted stock. In addition, group health plan coverage for the Employee and covered dependents, with the same contribution by the Employee, will be provided as part of the Severance Payment for the lesser of eighteen (18) months following the Date of Termination or until the Employee is provided comparable benefits by another employer.

(e) Timing of Severance Payment.

(i) Timing of Severance Payment. Except for the group health plan benefits payments or as otherwise provided herein, the Severance Payment shall be payable to Employee (or, in the event of death, to his estate or legal representative) in cash by CryoLife over a period of eighteen (18) consecutive months, in equal monthly installments subject to CryoLife’s normal payroll policies commencing on the first payroll date that occurs after Employee's Date of Termination.  Notwithstanding the foregoing, if CryoLife has elected to require Employee (or a representative of his estate) to execute a Waiver and Release pursuant to Section 13(d) as a condition to receipt of the Severance Payment, then such periodic payments shall commence on the first payroll date that occurs on or after the 30th day following Employee's Date of Termination.

(ii) Distribution Rules.  The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under this Section 5 and Section 6, as applicable:

(A) Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee's termination of employment from CryoLife under this Agreement unless such termination of employment is a "separation from service" under Code Section 409A. The determination of whether and when a "separation from service" has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulations Section 1.409A-1(h).

(B) If, as of the date of the "separation from service" of Employee from CryoLife, Employee is not a Specified Employee (as defined in Section 5(e)(iii)), then the payments shall be made on the dates and terms set forth in Section 5(e)(i).

(C) If, as of the date of the "separation from service" of Employee from CryoLife, Employee is a Specified Employee, then any portion of the payments that is a payment of deferred compensation as determined under Code Section 409A (after taking into account the exemption rules for short-term deferrals under Treasury Regulations Section 1.409A-1(b)(4) and separation payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)) and that would, absent this subsection, be paid within the six-month period following the separation from service of Employee from CryoLife shall be paid, with interest on any such delayed payment at the applicable federal interest rate provided for in Section 7872(f)(2)(A) of the Code, upon the date that is six (6) months and one (1) day after such separation from service (or, if earlier, Employee's death).

(iii)Specified Employee.  As used herein, the term "Specified Employee" means a "specified employee" (as defined in Code Section 409A(a)(2)(B)(i)). By way of clarification, "specified employee" means a "key employee" (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of CryoLife. Employee shall be treated as a "key employee" if Employee meets the requirement of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code at any time during the twelve (12) month period ending on an "identification date." If Employee is a "key employee" as of an identification date, he shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. For purposes of any Specified Employee determination hereunder, the "identification date" shall mean the last day of the calendar year.

6.	CHANGE OF CONTROL TERMINATION PAYMENT.

(a) Triggering Event. In consideration and recognition of Employee's employment and his contribution to protecting and enhancing shareholder value in any future sale of CryoLife that may occur, CryoLife agrees to pay to Employee a change of control termination payment ("Change of Control Termination Payment") as specified below. The Change of Control Termination Payment shall be in addition to amounts otherwise payable pursuant to Section 3 through the Date of Termination but in lieu of any Severance Payments otherwise due under Section 5 and shall be earned upon the earlier of (i) the termination of Employee's employment with CryoLife at any time within two (2) years following a Change of Control (as defined below) (A) by CryoLife for any reason other than Cause or (B) by Employee for Good Reason or (ii) upon the occurrence of a Change of Control, if Employee's employment with CryoLife was terminated within six (6) months prior to the Change of Control, either by (A) CryoLife for any reason other than Cause or (B) by Employee for Good Reason (the earlier of (i) or (ii) above being referred to as the "Triggering Event").

(b) Amount.  The amount of the Change of Control Termination Payment shall be equal to two and one/half (2.5) times the aggregate of Employee's Base Salary and Cash Bonus compensation for the year in which the termination of employment occurs. If the termination of employment occurs before the awarding of bonuses for the year in question, the Cash Bonus compensation component of the Change of Control Termination Payment shall be computed based on the immediately preceding year's bonus. The Cash Bonus compensation shall not include the value of any non-cash bonuses, such as options or restricted stock.

(c) Payment; Medical Coverage; Vesting. The Change of Control Termination Payment shall be paid in a single cash lump sum payment to the Employee (or, in the event of death, to his estate or legal representative) not later than thirty (30) days after the Triggering Event; provided, however, that if CryoLife has elected to require Employee (or a representative of his estate) to execute a Waiver and Release pursuant to Section 13(d) as a condition to receipt of the Change of Control Termination Payment, then such single cash lump sum payment shall be paid on the 30th day following the Triggering Event. Such payment shall be in addition to sums due to Employee through the Date of Termination, shall be subject to normal withholding requirements of CryoLife and shall be in lieu of Severance Payments that may otherwise be due under Section 5. In addition, group health plan coverage for the Employee and covered dependents, with the same contribution by the Employee, will be provided as part of the Change of Control Termination Payment for the lesser of eighteen (18) months following the Date of Termination or until the Employee is provided comparable benefits by another employer.

(d) Change of Control Defined. For the purposes of this Agreement, the term "Change of Control" shall mean a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, CryoLife, to the extent consistent with Code Section 409A and any regulatory or other interpretive authority promulgated thereunder, as described in paragraphs (i) through (iv) below.

(i) Change in Ownership of CryoLife.  A change in the ownership of CryoLife shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below) other than a group of which Employee is a member, acquires ownership of CryoLife stock that, together with CryoLife stock held by such person or group, constitutes more than 50% of the voting power of the stock of CryoLife.

(A) If any one person or more than one person acting as a group (within the meaning of paragraph (iv) below), other than a group of which Employee is a member, is considered to own more than 50% of the total voting power of the stock of CryoLife, the acquisition of additional CryoLife stock by such person or persons shall not be considered to cause a change in the ownership of CryoLife or to cause a change in the effective control of the CryoLife (within the meaning of paragraph (ii) below).

(B) An increase in the percentage of CryoLife stock owned by any one person, or persons acting as a group (within the meaning of paragraph (iv) below), as a result of a transaction in which CryoLife acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

(C) Except as provided in (B) above, the provisions of this paragraph (i) shall apply only to the transfer or issuance of CryoLife stock if such stock remains outstanding after such transfer or issuance.

(ii)Change in Effective Control of CryoLife.

(A) A change in the effective control of CryoLife shall occur on the date that either of (1) or (2) below occurs:

(1) Any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CryoLife possessing 30% or more of the total voting power of the stock of CryoLife; or

(2) A majority of members of the Board are replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.

(B)A change in effective control of CryoLife also may occur with respect to any transaction in which either CryoLife or the other entity involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).

(C)If any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), is considered to effectively control CryoLife (within the meaning of this paragraph (ii)), the acquisition of additional control of CryoLife by the same person or persons shall not be considered to cause a change in the effective control of CryoLife (or to cause a change in the ownership of CryoLife within the meaning of paragraph (i)).

(iii) Change in Ownership of a Substantial Portion of CryoLife's Assets.  A change in the ownership of a substantial portion of CryoLife's assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), other than a group of which Employee is a member, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from CryoLife that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of CryoLife immediately prior to such acquisition or acquisitions.

(A) A transfer of CryoLife's assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:
(1) A shareholder of CryoLife (immediately before the asset transfer) in exchange for or with respect to CryoLife stock;
(2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by CryoLife;

(3) A person, or more than one person acting as a group (within the meaning of paragraph (iv) below), that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of CryoLife; or

(4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person's status is determined immediately after the transfer of assets.

(B) For purposes of this paragraph (iii), gross fair market value means the value of all CryoLife assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv) Group Definition. For the purposes of this Section 6, persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with CryoLife. If a person, including an entity shareholder, owns stock in CryoLife and another entity with which CryoLife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such person shall be considered to be acting as a group with the other owners of equity interests in an entity only to the extent of the ownership in that entity prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of CryoLife at the same time, or as a result of the same public offering of CryoLife stock.

7.	PARACHUTE PAYMENT CUT-BACK.

(a) Safe Harbor.  Notwithstanding anything to the contrary contained herein, CryoLife will not pay to the Employee any excise tax gross up pursuant to this Agreement or any other agreement between the Employee and CryoLife. Further notwithstanding anything to the contrary contained herein, CryoLife shall reduce any payment contingent on a Change of Control pursuant to any plan, agreement, or arrangement of CryoLife that would be considered in determining whether a “parachute payment” (as defined in Section 280G (“Section 280G”) of the Code), has occurred (“Change of Control Severance Payment”) to 2.99 times Employee’s average compensation, as indicated on such Employee’s Form W-2, for the five (5) years ending immediately prior to the year containing the date of the Change of Control (the “Safe Harbor Amount”) if, and only if, reducing the Change of Control Severance Payment would provide the Employee with a greater net after-tax Change of Control Severance Payment than would be the case if no such reduction took place. The Safe Harbor Amount, as defined herein, is an amount expressed in present value which maximizes the aggregate present value of the Change of Control Severance Payment without causing the Change of Control Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code (the “Excise

Tax”), determined in accordance with Section 280G(d)(4). Any reduction in the Change Of Control Severance Payment shall be implemented in accordance with Section 7(b).

(b) Implementation Rules.

(i) Reduction.  Any reduction in payments pursuant to Section 7(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be based on all facts and circumstances as of the date of such vesting; provided, however, the reduction shall first be applied to cash payments and only applied to equity awards thereafter, such that equity awards are only reduced to the extent absolutely necessary; further, provided, however, no reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable. In no event shall any reduction or cancellation of payments that constitute deferred compensation under Code Section 409A result in an impermissible change in the form or timing of such payments, or an impermissible acceleration or deferral of such payments, in violation of Code Section 409A.

(ii) Excise Tax. For purposes of determining whether the Change of Control Severance Payment will be subject to the Excise Tax and the amount of such Excise Tax:

(A) The Change of Control Severance Payment shall be treated as a “parachute payment” within the meaning of Section 280G(b)(2), and if it is an “excess parachute payment” within the meaning of Section 280G(b)(1), it shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by CryoLife and reasonably acceptable to the Employee, the Change of Control Severance Payment (in whole or in part) does not constitute a parachute payment, or such excess parachute payment (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) in excess of the base amount within the meaning of Section 280G(b)(3) or are otherwise not subject to the Excise Tax.

(B) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4).

(iii) Tax Rates.  For purposes of determining reductions in compensation pursuant to this Section 7(b), if any, the Employee will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes.

8.	NON-EXCLUSIVITY OF RIGHTS.

Except for the deferred start date for participation in the benefit plans described in the Section 3(a)(vi), nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice provided by CryoLife or any of its affiliated companies and for which Employee may qualify, nor, except as specifically set forth herein, shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with CryoLife or any of its affiliated companies. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with CryoLife or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9.	FULL SETTLEMENT.

In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment. CryoLife agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest or dispute by CryoLife or Employee with respect to liability under, or the interpretation of the validity or enforceability of, any provision of this Agreement, but only in the event and to the extent that (i) Employee receives a final, non-appealable judgment in his favor in any such action or receives a final judgment in his favor that has not been appealed by CryoLife within thirty (30) days of the date of the judgment; or (ii) the parties agree to dismiss any such action upon CryoLife's payment of the sums allegedly due Employee or performance of the covenants by CryoLife allegedly breached by it.

10.	PROTECTIVE COVENANTS.

(a) Confidential Information. Employee and CryoLife are parties to one or more separate agreements respecting confidential information, trade secrets, and inventions (collectively, the "IP Agreements"). The parties agree that the IP Agreements shall not be superseded or terminated by this Agreement and shall survive any termination of this Agreement.

(b) Non-Compete Commitment.  During the term of this Agreement and for a period of two (2) years following any termination of Employee’s employment, Employee agrees that he will not (i) within the United States, Canada and the European Union (collectively, the “Territory”) accept any position as chief executive officer, president or chief operating officer with, or provide comparable level executive consultation to any Competitive Business of CryoLife in the allograft cardiac or vascular tissue processing business, the biological glue, hemostat or protein hydrogel product business, or the transmyocardioal revascularization business or (ii) within the countries of Australia, Hong Kong, Japan, South Korea, Argentina, Brazil, Costa Rica and Mexico (collectively, the “Additional Territory”) accept any position as chief executive officer, president or chief operating officer with, or provide comparable level executive consultation to any Competitive Business of CryoLife in the biological glue, hemostat or protein hydrogel product business. As used herein, a “Competitive Business” is a business (including but not limited to a business started by Employee) that is in the business of providing activities, products or services that are competitive with those provided by CryoLife and that are of the type conducted, authorized, offered, or provided within one year prior to Employee’s termination. At the request of CryoLife but not more often that once in any calendar year, commencing with the first calendar year following the second anniversary of the Effective Date, Employee agrees to amend the business descriptions or the territories included above to accurately reflect changes in CryoLife product offerings or territories in which CryoLife products are sold.

(c) Agreement Not to Solicit Employees.  During the Employment Period and for a period of two (2) years following any termination of Employee’s employment, Employee covenants and agrees that Employee shall not, within the Territory or the Additional Territory, directly or indirectly:

(a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor of CryoLife who performed work for CryoLife within the last year of Employee’s employment with CryoLife until that employee’s employment or that independent contractor’s engagement with the Company has been voluntarily or involuntarily terminated for at least six (6) months, or (b) otherwise encourage, solicit, or support any employee(s) or independent contractor(s) to leave their employment with CryoLife.

(d) Non-Solicitation of Customers or Clients.  During the Employment Period and for a period of two (2) years following any termination of Employee’s employment, Employee agrees not to solicit, directly or by assisting others, any business from any of CryoLife’s customers or clients, including actively sought prospective customers or clients, with whom Employee has had material contact during the one-year period prior to the termination of the Employment Period with CryoLife, for the purpose of providing products or services that are competitive with those provided by CryoLife.  Employee acknowledges that due to Employee’s relationship with CryoLife, Employee will develop special contacts and relationships with CryoLife’s customers, clients, and vendors, and prospective customers, clients, and vendors, and that it would be unfair and harmful to the legitimate business interests of CryoLife if Employee took advantage of these relationships in a Competitive Business.  As used in this paragraph, “material contact” means the contact between Employee and each customer, client or vendor, or potential customer, client or vendor (i) with whom or which Employee dealt on behalf of the employer, (ii) whose dealings with CryoLife were coordinated or supervised by Employee, (iii) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee's association with CryoLife, or (iv) who receives products or services authorized by CryoLife, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within one year prior to the date of the Employee's termination.

(e) Non-Disparagement. Employee agrees not to publically make disparaging remarks, or remarks that could reasonably be construed as disparaging, regarding CryoLife, its subsidiaries, their directors, officers, or employees, businesses or practices during the Employment Period and thereafter.  CryoLife agrees not to publically make disparaging remarks, or remarks that could reasonably be construed as disparaging, regarding Employee during the Employment Period and thereafter.  This paragraph (e) does not apply to statutorily privileged statements made to government or law enforcement agencies.

(f) Certain Payment Obligations/Consideration.  Employee agrees that the payment of any Severance Payment or Change of Control Termination Payment shall be subject to and expressly conditioned upon Employee’s compliance with the covenants set forth in paragraphs (a) through (e) of this Section 10 (collectively, the “Protective Covenants”). Payments of amounts owing under any Change of Control Termination Payment or Severance Payment obligation shall be conditioned upon Employee's continued compliance with the Protective Covenants. Should Employee fail to comply with any of the Protective Covenants, CryoLife shall not be required to make the Change of Control Termination Payment or Severance Payment (or any portion thereof remaining unpaid) and Employee shall be required to repay any portion of the Change of Control Termination Payment or Severance Payment that the Employee has already received from CryoLife. Employee acknowledges that the consideration for the Protective Covenants includes the employment granted and the salary and other compensation provided hereunder including, but not limited to, the covenants respecting a Severance Payment or Change of Control Termination Payment. If either party withholds or fails to repay any payment pursuant to the provisions of this section and the other party successfully challenges such withholding or failure to repay causing a court  to order the payment or repayment of any amount withheld or not repaid, such party shall be entitled to receive reimbursement promptly of its reasonable legal expenses in pursuing such action from the party required to make payment or repayment; provided, that in the event Company is required pursuant to this Section 10(f) to pay Employee any such legal expenses, such payment shall be made not later than the last day of Employee's taxable year following the taxable year in which Employee incurred such legal expenses.  The amounts of legal expenses that are eligible for reimbursement pursuant to this Section 10(f) to the Employee during a given taxable year of Employee shall not affect the amounts of expenses eligible for reimbursement in any other taxable year of Employee and the right to reimbursement pursuant to this Section 10(f) is not subject to liquidation or exchange for another benefit.

(g) Specific Performance. Employee acknowledges that it would be difficult to calculate CryoLife’s damages from Employee’s breach of any of the Protective Covenants and that money damages (even including any repayments made pursuant to paragraph (f)) would therefore be an inadequate remedy.  Accordingly, upon such breach, Employee acknowledges that CryoLife may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Employee, and/or other appropriate orders to restrain such breach.  Nothing in this provision shall limit or prevent CryoLife from seeking any other damages or relief provided by applicable law for breach of this Agreement or any section or provision hereof.  Employee agrees that CryoLife may obtain specific performance, and that CryoLife shall not be required to post bond in the event it is necessary for CryoLife to obtain temporary or preliminary injunctive relief, any bond requirement hereby being expressly waived by Employee.

(h) Protective Covenant Enforceability.    The parties covenant and agree that the provisions contained in paragraphs (a) through (g) are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule, or regulation.  It is the reasonable intent and expectation of the parties that these protective covenants shall be enforced in accordance with their terms.  However, in the event a court of competent jurisdiction finds any provision herein (or subpart thereof) to be void or unenforceable, the parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by applicable law.  Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable in accordance with its terms.

11.	SUCCESSORS.

(a) Successors in Interest.  This Agreement is personal to Employee and, without the prior written consent of CryoLife, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives. This Agreement shall inure to the benefit of and be binding upon CryoLife and its successors and assigns.

(b) Assumption of Agreement.  CryoLife will require any successor who acquires all or substantially all of the business and/or assets of CryoLife to expressly assume and agree to perform this Agreement in the same manner and to the same extent that CryoLife would be required to perform it if no such succession had taken place. As used in this Agreement, "CryoLife" shall mean CryoLife as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.	COMPLIANCE WITH CODE SECTION 409A.

(a) Compliance. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to comply with, or otherwise be exempt from, Code 15

Section 409A and any regulations and Treasury guidance promulgated thereunder, and any ambiguities shall be interpreted in a manner consistent with the requirements of Code Section 409A.  Further, notwithstanding anything to the contrary, all Severance and Change of Control Termination payments payable under the provisions of Section 5 or Section 6 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive's termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive's federal gross income of an amount on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i) Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

(ii)Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(b) Amendments.  CryoLife and Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Code Section 409A.

(c) Tax Matters.  CryoLife makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by CryoLife of any particular tax effect to Employee under this Agreement. Without limiting the foregoing, CryoLife shall not be liable to Employee or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.

13.	MISCELLANEOUS.

(a) Governing Law; Interpretation; Severability. The parties acknowledge and agree that CryoLife is headquartered in Georgia, that Employee shall work in and make his office in CryoLife’s Georgia headquarters, and that Georgia has a strong interest in and nexus to the interests to be protected by this Agreement.  Accordingly, this Agreement shall be governed by the laws of the State of Georgia without regard to the conflicts of laws provisions of that State or any other State.  Employee hereby consents to, and waives any objection to, personal jurisdiction in any state or federal court sitting in Fulton County, Georgia, for the purpose of any action to enforce this Agreement or recover damages for the breach thereof.  The Parties agree that any dispute arising from this Agreement, including but not limited to issues of breach, enforceability, or modification, shall be decided only in a state or federal court sitting in Fulton County, Georgia, which the parties expressly agree shall be the exclusive venue for any such action.

(b) Amendment; Validity. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and 16 legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, in either case, accompanied by a facsimile copy, addressed as follows:

If to Employee:

James Patrick Mackin

1655 Roberts Boulevard, N.W.

Kennesaw, Georgia 303144

Facsimile: (770) 590-3754

If to CryoLife:

CryoLife, Inc.

1655 Roberts Boulevard, N.W.

Kennesaw, Georgia 30144

Attention: General Counsel

Facsimile: (770) 590-3754

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Waiver and Release. The Employee acknowledges and agrees that CryoLife may on or prior to the Employee's Date of Termination (or, if later, the date of the Triggering Event) require, as a condition to receipt of any Severance or Change of Control Termination benefits payable under this Agreement, that the Employee (or a representative of his estate) execute a written waiver and release discharging CryoLife, its subsidiaries, and their respective affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to the benefits thereunder, including, without limitation, any claims under the this Agreement or other related instruments, other than CryoLife’s obligation to pay the consideration as provided in this Agreement. The waiver and release shall be in a form determined by CryoLife(which form shall be reasonable in terms and scope and which shall provide Employee with not less than 21 days to consider execution), shall be provided by CryoLife to Employee not later than the Date of Termination (or, if later, the Date of the Triggering Event) and shall be executed by Employee (or a representative of his estate) prior to the thirtieth (30th) day following the Date of Termination (or, if later, the date of the Triggering Event).

(e) Employee Claims.  Employee acknowledges and agrees that the existence of any claim or cause of action against CryoLife shall not constitute a defense to the enforcement by CryoLife of Employee’s covenants, obligations, or undertakings in this Agreement.

(e) Non-Waiver. The failure of the Company to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies thereunder will not 17 be construed as a waiver by the Company to assert or rely upon any such provision, right, or remedy in that or any other instance.

(g) Recitals.  All of the recitals and representations in the preamble of this Agreement are hereby incorporated into and made a material part of this Agreement.

(l)Assignment.  CryoLife may assign this Agreement and the obligations of Employee hereunder to the fullest extent authorized by law.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, transferees, assigns, or third-party beneficiaries.

(e) Notification of New Employer.  In the event that Employee’s employment with the Company terminates, Employee hereby consents to the Company’s notification to Employee’s new employer of the Parties’ rights and obligations under this Agreement.

(f) Tax Withholding.  CryoLife may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Entire Agreement.  This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may relate to the subject matter hereof. In the event of any conflict between this Agreement and any provision of CryoLife's Employee Handbook or the IP Agreement, the provisions of this Agreement shall prevail.

(h) Survival. The covenants set forth in Sections 4, 5, 6, 7, 9, 10, 11, 12 and 13 shall survive any termination of Employee’s employment or termination of this Agreement.

(i) Counterparts; Facsimile; Electronic Submission.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one (1) of such counterparts. Executed signature pages to this Agreement may be delivered by facsimile or electronically, and such facsimiles or electronically submitted documents will be deemed as sufficient as if actual signature pages had been delivered.

[Signatures on following page]

IN WITNESS WHEREOF, Employee has hereunder set Employee's hand and, pursuant to the authorization from the Board, upon recommendation of the Compensation Committee, CryoLife has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/    James Patrick Mackin

James Patrick Mackin

CRYOLIFE:

By:/s/    Ronald C. Elkins, M.D.

Ronald C. Elkins, M.D.

Director and Chairman,

Compensation Committee